                                                                   EXHIBIT 10.25


                      DEVELOPMENT, MANUFACTURING, MARKETING
                              AND LICENSE AGREEMENT



         THIS DEVELOPMENT, MANUFACTURING, MARKETING AND LICENSE AGREEMENT ("Agreement") is effective as of December 19, 1996, and is by and among KNOLL AG, a corporation organized and existing under the laws of the Federal Republic of Germany ("KNOLL"), INTERCARDIA, INC. ("INTERCARDIA"), a corporation organized and existing under the laws of Delaware and its subsidiary CPEC, Inc. ("CPEC"), a corporation organized and existing under the laws of Nevada. INTERCARDIA and CPEC are hereinafter collectively referred to as "COMPANY".


                                   WITNESSETH:


         WHEREAS, COMPANY has licensed certain rights to COMPANY Know-How (as hereinafter defined) and has licensed (the "BMS License") certain rights to Patent Rights (as hereinafter defined) pursuant to the terms and conditions of an agreement dated December 6, 1991, between CPEC and Bristol-Myers Squibb Company ("BMS");


         WHEREAS, KNOLL, INTERCARDIA and CPEC entered into the Agreement Among INTERCARDIA, INC., CPEC, and KNOLL AG dated December 19, 1996 (the "Initial Agreement").


[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         WHEREAS, KNOLL and COMPANY desire to enter into a definitive development, manufacturing and marketing agreement to develop, manufacture and market Licensed Product (as hereinafter defined) upon terms and conditions which are more specifically set forth herein;


         WHEREAS, KNOLL desires to obtain a license under the Patent Rights and COMPANY Know-How, upon the terms and conditions set forth herein; and


         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:


         1.1 "Affiliate" means (i) any corporation or business entity of which fifty (50%) percent or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by KNOLL or COMPANY; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty (50%) percent (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of KNOLL or COMPANY; or (iii) any corporation or business entity which is under common control by KNOLL and the COMPANY.

         1.2 "Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.


         1.3 "Calendar Year" means each successive period of twelve (12) months commencing on January 1 and ending on December 31.


         1.4 "Collaboration Information and Inventions" means COMPANY Information and Inventions, KNOLL Information and Inventions and Joint Information and Inventions as such terms are defined in Section 2.6.


         1.5 "COMPANY Know-How" means any COMPANY information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in COMPANY's possession or control,
(ii) are not generally known and (iii) which arise out of the this Agreement or which relate to the development, manufacture, marketing, use or sale of Licensed Product in the Territory in the Field.


         1.6      "Compound" means the Compound Benzonitrile,
2-[2-hydroxy-3-[[2-(1H-indol-3-y1)-1,1-dimethylethyl]amino]propoxy]-, monohydrochloride, also referred to in this Agreement as bucindolol, covered by the patents listed on Exhibit A.


         1.7 "EC" means the European Community member states which include the countries of Germany, Belgium, France, Italy, Luxembourg, The Netherlands, The Republic of Ireland, United Kingdom, Greece, Portugal, Spain, Austria, Finland, Sweden, Norway and Denmark.

         1.8 "Field" means the use of beta-blockers as therapy for congestive heart failure and left ventricular dysfunction; provided, however, that if the COMPANY negotiates a more comprehensive field under the BMS License, the definition of Field shall be expanded to include additional areas.


         1.9 "First Commercial Sale" means, with respect to any Licensed Product, the first sale for end use or consumption of such Licensed Product in a country in the Territory after all Regulatory Approvals, if any, have been granted by the applicable regulatory authority for such country.


         1.10 "Improvement" means any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of Licensed Product and shall exclude Knoll's melt extrusion technology.


         1.11 "KNOLL Know-How" means any KNOLL information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in KNOLL's possession, (ii) are not generally known and (iii) which arise out of this Agreement or which relate to the development, manufacture, marketing, use or sale of Licensed Product in the Territory in the Field.


         1.12 "Licensed Product(s)" means preparations which contain Compound in final form for sale by prescription or over-the-counter for twice-a-day dosing in the Field, and specifically excludes preparations which contain the Compound designed as sustained release formulations in the Field for once-a-day dosing, unless KNOLL has paid to the COMPANY the amounts reimbursable to the COMPANY which are described in Section 4.6, and continues to share in the development costs of such preparations, in which case such preparations are included in this Agreement.


         1.13 "Major EC Member State" means Germany, France, Italy, United Kingdom and Spain.


         1.14 "Net Sales" shall mean Net Sales as that term is defined in
Section 6.1.


         1.15 "Patent Rights" means any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned by COMPANY or to which COMPANY through license or otherwise acquires rights, including, but not limited to, those listed on Exhibit A, which: (i) relate to Licensed Product in the Field; or (ii) relate to Collaboration Information and Inventions (as defined in Section 2.6); or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like of any such patents and patent applications provided that such patents have not expired, been cancelled or become abandoned and have not been declared invalid by an unreversed or unappealable decision or judgment of a court of competent jurisdiction.


         1.16 "Project" means the activities to be conducted under the terms of this Agreement.

         1.17 "Proprietary Information" means all Know-How, COMPANY Know-How, KNOLL Know-How and within the Field, all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or oral, electronically or by sensory detection, which is provided by one party to the other party in connection with this Agreement.


         1.18 "Regulatory Approval" means with respect to any country in the Territory, each approval issued by a regulatory authority necessary or appropriate to authorize and commence the manufacture, use or sale, including pricing approval, of the Compound or Licensed Product in such country.


         1.19 "Territory" means worldwide rights for all countries with the exception of the United States of America, the District of Columbia, Puerto Rico and Japan.


         1.20 "Valid Patent Claim" means a claim of an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                   ARTICLE II
               DEVELOPMENT, MANUFACTURING AND MARKETING AGREEMENT

         2.1 General. COMPANY and KNOLL shall engage in this Agreement upon the terms and conditions set forth in this Agreement. In the course of this Agreement, each party shall (i) cooperate with the other party in good faith, particularly with respect to unknowns or contingencies, in order to achieve the objectives of this Agreement; (ii) furnish, maintain and preserve suitable and sufficient facilities and personnel for the work to be accomplished by each party hereunder; (iii) perform its obligations hereunder in good faith in a commercially reasonable, diligent and workmanlike manner and in compliance in all material respects with the standards, laws, rules and regulations of each and every regulatory authority having jurisdiction over the material activities of each party in the Territory; and (iv) work exclusively with one another in the Field and will not compete in the Field with one another except as provided in Section 4.6.


         2.2 Agreement Objectives. The parties desire to enter into this Agreement which aligns technological innovation and organizational resources including access to manufacturing, sales and marketing, distribution, regulatory, service and support, management expertise, entrepreneurial acuteness and capital for successful completion of development, manufacturing and commercialization of Licensed Product, to maximize market penetration in the Territory.


         2.3 Advisory Committee. The parties hereby establish an advisory committee (the "Advisory Committee") to facilitate this Agreement as follows:


         2.3.1 Composition of the Advisory Committee. The Advisory Committee shall be comprised of equal representation of not more than four (4) named representatives of KNOLL and not more than four (4) named representatives of COMPANY. The initial representatives for each party hereto shall be set forth on
Schedule 2.3.1. Each party shall appoint its respective representatives to the Advisory Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change. It is anticipated that these representatives shall be multi-disciplinary in their fields of expertise and shall have appropriate technical credentials and knowledge together with an ongoing familiarity of the objectives of this Agreement. Additional representatives or consultants may from time to time, by mutual consent of the parties, be invited to attend Advisory Committee meetings, subject to compliance with Section 5.1.


         2.3.2 Advisory Committee Authority. The Advisory Committee shall not have responsibility or authority to manage the development, manufacturing or marketing of the Licensed Products in the Territory.


         2.3.3 Meetings. The Advisory Committee shall meet at least twice each Calendar Year, with the location for such meetings alternating between COMPANY and KNOLL locations (or such other locations as is determined by the Advisory Committee). Alternatively, the Advisory Committee may meet by means of conference call or other similar communications equipment. Each party shall be responsible for its own time and travel expenses incurred in conjunction with the Advisory Committee.


         2.3.4 Advisory Committee Role. The Advisory Committee shall discuss, review and advise the parties on this Agreement, including review of all budgets and timetables for clinical trials and for the development and manufacturing of the Licensed Products. The first meeting of the Advisory Committee was held on February 4, 1997.


         2.3.5 Termination of Advisory Committee. The Advisory Committee shall be dissolved upon the later to occur of the following: (i) one year after the Licensed Product is approved in an EC member state, (ii) upon the approval of the last product improvement in process; or (iii) upon discontinuance of all product improvement efforts.


         2.3.6 Worldwide Committee. COMPANY will establish a worldwide development and scientific marketing information exchange committee of which COMPANY, Astra Merck, Inc. ("Astra Merck"), its U.S. partner, and KNOLL will be members ("Worldwide Committee").


                  The Worldwide Committee will exchange information regarding the worldwide scientific coordination of bucindolol activities. The Worldwide Committee shall not have any responsibility or authority to manage operations. Each party shall be responsible for its own time and travel expenses incurred in conjunction with the Worldwide Committee. The Worldwide Committee shall meet not less than once a year.


         2.4 Exchange of Information. During the term of this Agreement, COMPANY shall promptly disclose to KNOLL in English and in writing on an ongoing basis all COMPANY Know-How and other useful information developed in connection with this Agreement. During the term of this Agreement, KNOLL shall promptly disclose to COMPANY in English and in writing all KNOLL Know-How and other useful information developed in connection with this Agreement.


         2.5      Records and Reports.


         2.5.1 Records. COMPANY and KNOLL shall each maintain records, in sufficient accounting detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement.


         2.5.2 Copies and Inspection of Records. Each of KNOLL and COMPANY shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the COMPANY or KNOLL referred to in Section
2.5.1. The COMPANY and KNOLL shall each maintain such records and the information disclosed therein in confidence in accordance with Section 5.1. Each party hereto shall have the right to arrange for its employees and outside consultants involved in this Agreement to visit COMPANY or KNOLL at its respective offices and laboratories during normal business hours and upon reasonable notice not more frequently than once a Calendar Quarter, and to discuss the work under this Agreement and its results in detail with the technical personnel and consultants of COMPANY or KNOLL, as the case may be.


         2.5.3 Quarterly Progress Reports. Within thirty (30) days following the end of each Calendar Quarter during the term of this Agreement, KNOLL shall provide to the COMPANY a brief written progress report which shall summarize the work performed to date on this Agreement, the results of any clinical development or other studies in progress, any regulatory submissions regarding the Licensed Products, the status of any regulatory action and such other information reasonably requested by the COMPANY relating to the progress of the goals or performance of this Agreement.


         2.6 Information and Inventions. The entire right, title and interest in all discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, in the Field, arising from this Agreement (all being "Collaboration Information and Inventions") developed or invented:


         (a) solely by employees of COMPANY shall be owned solely by COMPANY ("COMPANY Information and Inventions");


         (b) solely by employees of KNOLL shall be owned solely by KNOLL ("KNOLL Information and Inventions"); and


         (c) jointly by employees of COMPANY and KNOLL shall be owned jointly by COMPANY and KNOLL ("Joint Information and Inventions").


Each party shall promptly disclose to the other parties hereto the development, making, conception or reduction to practice of Collaboration Information and Inventions and thereafter each party hereto shall be entitled to a non-exclusive, royalty free, perpetual license in the Territory with respect to KNOLL and worldwide with respect to COMPANY, subject to Knoll's rights in the Territory during the term of this License, relating to such Collaboration Information and Inventions.


         2.7 Regulatory Matters. KNOLL shall own, control and shall retain primary legal responsibility for the preparation, filing and prosecution of all filings and applications required to obtain all Regulatory Approvals to commercially sell and use Licensed Products in the Territory in the Field. KNOLL shall supply the COMPANY with materials prepared in connection with the promotion, packaging, manufacture, adverse event experience or other activities related to Licensed Products in order to prosecute, complete or maintain any and all Regulatory Approvals, filings or submissions required by any regulatory authority.


         (a) Upon Regulatory Approval in the Territory by each country's regulatory authority, KNOLL shall take all actions necessary to maintain each such Regulatory Approval and shall bear primary legal and financial responsibility for all aspects of on-going maintenance of each such Regulatory Approval, including but not limited to any subsequent filings, submissions, amendments or other related matters during the term hereof.


         (b) During the term hereof each party shall promptly furnish to the other party all information concerning serious side effects, life threatening effects or unexpected consequences attributable to bucindolol. Each party shall report to the other party any other side effects on an annual basis at mutually agreeable times.


         (c) Each party shall promptly provide to the other copies of all correspondence with, and all documents and applications filed with or submitted by any regulatory authority either within or outside of the Territory with respect to the Licensed Products, including but not limited to copies of all label statements, expert summaries and any information not previously included in any applications for Regulatory Approvals.


         (d) The COMPANY shall provide to KNOLL all data and documents to which the COMPANY has access in order to support the compilation of registration dossiers and subsequent Regulatory Approvals.

         2.8 Phase III(b) and Phase IV Clinical Trials. The overall clinical program (Phase III(b) and Phase IV) in the Territory will be conducted and controlled by KNOLL. As soon as possible after the first meeting of the Advisory Committee, KNOLL will present a clinical trial plan to COMPANY, which shall be updated and revised at least on an annual basis. KNOLL will diligently proceed to conduct clinical trials in the Territory in accordance with this Agreement. KNOLL shall report to the Advisory Committee on the progress of the clinical studies not less than twice annually.


          All clinical study protocols shall be forwarded by KNOLL to COMPANY for information at least thirty (30) days before the start of such studies. It is agreed that COMPANY shall within three (3) weeks notify KNOLL if it has substantial concerns regarding the study protocols. In such case the parties shall discuss the concerns. It is acknowledged that COMPANY and KNOLL must agree on all studies performed in the Territory which have an impact on worldwide positioning of bucindolol, the safe use of bucindolol and the achievement or maintenance of optimal worldwide labeling of bucindolol. Final decision authority over clinical trials and other studies which could reasonably be determined to affect international Regulatory Approvals shall be made by COMPANY. COMPANY shall not, however, be entitled to block Regulatory Approval studies which may be required by a regulatory authority in the Territory.


         2.9 Trademark. Licensed Products shall be sold by KNOLL in the Territory and by the COMPANY outside the Territory under a trademark owned and maintained by the COMPANY. KNOLL shall include a notation acknowledging the COMPANY's rights and ownership of the Licensed Products in all packaging and documentation for the Licensed

Products as well as in all sales, marketing and promotional materials and other literature prepared by KNOLL in connection with the commercialization, sales and marketing of the Licensed Products.


         KNOLL hereby grants to the COMPANY a paid-up, royalty-free perpetual, non-exclusive license outside the Territory to use the trademarks and copyrights developed by KNOLL relative to Licensed Product and used in connection with this Agreement; provided, however, that subsequent to the expiration or other termination of this Agreement, the COMPANY shall have no rights to the use of the name KNOLL.


         KNOLL shall bear one-third (1/3) of the trademark costs and related expenses for activities which have worldwide benefit. For example, KNOLL shall bear one-third (1/3) of the costs of generating and market testing trademark candidates incurred by the COMPANY prior or subsequent to the execution of this Agreement. KNOLL shall bear sixty (60%) percent and the COMPANY shall bear forty (40%) percent of trademark costs and related expenses which are incurred solely for the benefit of the Territory. For example, trademark registration and maintenance costs and related expenses shall be paid sixty (60%) percent by KNOLL and forty (40%) percent by the COMPANY in the Territory and one hundred (100%) percent by the COMPANY outside the Territory. KNOLL shall reimburse the COMPANY within thirty (30) days of receipt of invoices documenting any such trademark costs or related expenses.


         In the event that the COMPANY begins marketing a sustained release formulation pursuant to the provisions of Section 4.6, the COMPANY shall market such formulation under a different trademark from that used by KNOLL in the Territory or under a derivative trademark where the mark is sufficiently distinct from KNOLL's mark so as to avoid confusion. KNOLL shall consent to any such derivative mark, such consent not to be unreasonably withheld.


         2.10 Manufacturing. The Advisory Committee shall advise the parties as to the recommended manufacturer of Compound and Licensed Product for the Territory. KNOLL shall have the right to choose to manufacture the Compound and the Licensed Product for sale in the Territory, or to choose a third party outside manufacturer as long as the price, capability and other terms are competitive with other third party manufacturers. Additionally, the COMPANY and its U.S. partner intend to out-source manufacturing and would consider KNOLL as a possible additional manufacturer for the U.S. market.


         If KNOLL elects to manufacture the Compound or the Licensed Product for either the Territory or for the U.S. market, KNOLL shall be responsible and pay for 100% of all costs incurred which are directly or indirectly related to the manufacture of the Compound or Licensed Product by KNOLL ("KNOLL Manufacturing Costs") and KNOLL shall reimburse the COMPANY for 100% of costs and time incurred by the COMPANY in conjunction with KNOLL Manufacturing Costs. KNOLL Manufacturing Costs shall include, but not be limited to, the galenical development of the tablet or capsule; the development and testing of manufacturing methods and processes; stability studies; scale-up of manufacturing; capital equipment and facilities used for manufacturing; administrative or overhead costs; materials, supplies and labor used in manufacturing; and regulatory costs or requirements associated with manufacturing. Bioavailability and bioequivalence studies undertaken by the COMPANY or

KNOLL in connection with the tablet/capsule development activities are to be accounted for as development costs and are not to be considered as part of KNOLL Manufacturing Costs, and therefore, in accordance with Section 3.2, KNOLL shall reimburse the COMPANY for 60% of the cost incurred by the COMPANY for these studies and the COMPANY shall reimburse KNOLL for 40% of the cost incurred by KNOLL for these studies.


         In accordance with Section 6.1 and Schedule 6.1, KNOLL shall include in the quarterly royalty calculation a charge for bucindolol manufacturing costs which shall be based on mutually agreed market prices for the Compound or Licensed Products. The market price must be competitive with other third party FDA approved manufacturers, or other manufacturers with approvals by appropriate European regulatory agencies, of similar products. No other KNOLL Manufacturing Costs shall be charged to or paid by the COMPANY.

                                   ARTICLE III
                                     FUNDING

         3.1 Funding Responsibility. KNOLL and the COMPANY shall be responsible for the expenses incurred in development, manufacturing and commercialization of the Licensed Products based upon the terms, conditions and agreements set forth in this Agreement and the exhibits and schedules attached hereto.


         3.2      Certain Costs.

         The parties have agreed to budgets relating to certain costs incurred by the parties (i) prior to the First Commercial Sale of bucindolol in three Major EC Member States (the

"Launch") and (ii) for the period ending twelve full calendar months subsequent to the Launch of bucindolol in three Major EC Member States (the "Launch Year"). The parties agree that the budget for expenses incurred through the end of the Launch Year in connection with development activities (costs, other than manufacturing and marketing costs, incurred to obtain regulatory approval of Licensed Product) and Phase III(b) and Phase IV clinical studies, which are anticipated to begin in 1997 and to continue through [ ], is estimated to be up to $25,000,000. KNOLL shall bear sixty (60%) percent of such actual expenses and CPEC shall bear forty (40%) percent of such actual expenses (but CPEC's share of expenses shall not exceed $10,000,000). In addition, the parties agree that the budget for sales and marketing expenses incurred prior to Launch, which
are anticipated to be expended during [   ] and [    ], is estimated to be up to
$10,000,000. KNOLL shall bear sixty (60%) percent of such actual expenses and CPEC shall bear forty (40%) percent of such actual expenses (but CPEC's share of expenses shall not exceed $4,000,000). Finally, the parties agree that the budget for sales and marketing expenses incurred during the Launch Year,
anticipated to be the year [    ], is estimated to be up to $20,000,000. KNOLL
shall bear sixty (60%) percent of such actual expenses and CPEC shall bear forty (40%) percent of such actual expenses (but CPEC's share of expenses shall not exceed $8,000,000). If actual expenses for any of the budgets exceeds the amount stated in this paragraph, KNOLL shall bear one hundred (100%) percent of such actual additional expenses.


         If additional minor clinical or preclinical trial expenses are required in order to complete a Regulatory Approval in the Territory, such expenses shall be borne under the development activities and Phase III(b) and Phase IV clinical trial budget previously

[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

referenced. For all periods subsequent to the Launch Year, all revenues and expenses shall be accounted for under the terms and conditions set forth in
Article VI Royalties and Reports.


         Costs for development and clinical trial studies incurred prior to the end of the Launch Year shall include actual external/outside and internal costs, directly related to the conduct of such clinical trials, but excluding general administrative, corporate and affiliate overhead or reserves, in accordance with a jointly approved budget, which initial budget shall be prepared by KNOLL and presented to the COMPANY as soon as practicable after the first meeting of the Advisory Committee which was held February 4, 1997.


         It is expected that both parties will incur expenses approved in the budget. At the end of each Calendar Quarter, each party will total all such expenses incurred by it during the quarter and submit a detailed report to the other party within twenty (20) calendar days after the end of the quarter itemizing such expenses and providing such document support as is reasonably requested. All amounts will be converted to U.S. dollars using the exchange rate published in the Wall Street Journal for the last day of the Calendar Quarter. The net amount owed will be paid to the other party in U.S. dollars within thirty (30) calendar days after the end of the Calendar Quarter.


         3.3      Sales and Marketing.


         KNOLL shall be responsible for all sales and marketing activities and expenses in the Territory. All sales and marketing charges will be based on actual costs incurred and shall not include general administrative, corporate or affiliate overhead or reserves.

         Subsequent to the Launch, KNOLL shall update COMPANY on the progress and status of Licensed Product sales activities in the Territory, including an analysis of sales and expenses, at meetings to be held not less than twice per year. KNOLL shall submit an annual budget including the planned sales force allocation and costs, to COMPANY for review and comment prior to the beginning of each Calendar Year.


         3.4 Certain KNOLL Payments. In addition to the funding responsibilities set forth in this Article and other funding contemplated by this Agreement, KNOLL has paid or shall pay to CPEC the following amounts:


         (a) Two Million ($2,000,000) Dollars was paid to CPEC in December 1996 upon the execution of the Initial Agreement; and


         (b) One Million ($1,000,000) Dollars was paid to CPEC in January 1997; and


         (c) Ten Million ($10,000,000) Dollars shall be paid within ten (10) days of the date of the grant of approval by the applicable Regulatory Authority, for Licensed Products, including pricing approval where required, in a Major EC Member State; and


         (d) A one-time payment in the amount of Ten Million ($10,000,000) Dollars shall be paid within ten (10) days of the issuance of a monthly sales report demonstrating that annual Net Sales in the Territory for Licensed Products exceeded at any time Two Hundred Million ($200,000,000) Dollars on a rolling twelve (12) month basis.

         (e) No payment made by KNOLL under this Section 3.4 shall be considered an expense of this Agreement for purposes of calculating royalties due to CPEC, but shall be borne exclusively by KNOLL.

                                   ARTICLE IV
                 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT,
                       MANUFACTURING AND COMMERCIALIZATION

         4.1      License Grant.


         (a) Upon the terms and subject to the conditions and limitations set forth herein, COMPANY hereby grants to KNOLL an exclusive license in the Territory, (i) to practice under Patent Rights and (ii) to use COMPANY Know-How to develop, make, have made, use and sell Licensed Product(s) in the Field. The COMPANY shall use its best efforts to [
                                                                        ]

         (b) KNOLL shall have the right to sublicense Licensed Products in the Territory, provided however, all sublicensing arrangements shall be arms-length transactions (arms-length transactions being defined as an agreement entered into by parties having equal bargaining power with no compulsion either to buy or to sell where the agreement contains terms reflective of the fair value of the contributions of each party) and shall reflect the fair market value of such Licensed Products in the respective country of the Territory. In case KNOLL intends to grant a sublicense which includes a provision contemplating a quid pro quo, the parties will meet to determine equitable compensation in favor of CPEC. In addition,

[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

royalties, down payments and other remuneration paid in connection with any sublicense shall be taken into account in the calculation of CPEC royalties hereunder. Any sublicense arrangement will terminate simultaneously with any early termination of the License Agreement.


         (c) COMPANY shall retain all rights to the Patent Rights and COMPANY Know-How in connection with this Agreement and in connection with its business and sales outside of the Territory, and COMPANY shall have the right to make, have made and use the Patent Rights and COMPANY Know-How in the Territory in connection with its development, commercialization and sale of the Licensed Product outside the Territory.


         4.2 Non-Exclusive License Grant. In the event the development, making, having made, use or sale by KNOLL of Licensed Product(s) would infringe during the term of this Agreement a claim of issued letters patent which COMPANY owns or has the rights to license and which patents are not covered by the grant in
Section 4.1, COMPANY hereby grants to KNOLL, to the extent COMPANY is legally able to do so, a non-exclusive, royalty-free license in the Territory under such issued letters patent solely for KNOLL to develop, make, have made use and sell Licensed Product(s) in the Territory.


         4.3 Reversion of Rights. If KNOLL elects not to, or fails to actively pursue, (e.g. terminates substantially all of its activities with regard to) the development or marketing or sub-licensing of bucindolol in major markets of the Territory, unless to avoid commercial damages, the license granted under this Agreement and all rights to bucindolol in any such major market shall terminate and shall revert to COMPANY. The parties agree that major markets of the Territory are the European Community, Canada, Australia, New Zealand, South Africa, Mexico, Columbia, Brazil and Argentina.


         4.4 Exchange of Information. In addition to the obligations set forth in Section 2.4, during the term of this Agreement, COMPANY and KNOLL shall promptly disclose to the other party in English and in writing on an ongoing basis all COMPANY Know-How or KNOLL Know-How and other useful information not previously disclosed.


         4.5 Development and Commercialization. KNOLL and the COMPANY shall each use its best efforts to pursue the commercialization and marketing of Licensed Products.


         4.6 Product Improvements. COMPANY grants KNOLL, the exclusive right for sales in the Territory of Licensed Product Improvements (e.g., sustained release formulation, improved or new indications not included in the Field, formulations and strengths), contingent upon KNOLL reimbursing COMPANY for sixty (60%) percent of costs relating to clinical trials and other tests conducted primarily for benefit of the Territory and 1/3 of all other development costs which have a worldwide benefit, including any previous Licensed Product Improvement development costs incurred by COMPANY. For example, with respect to costs relating to clinical trials and other tests conducted and incurred primarily for the benefit of the Territory, KNOLL would reimburse COMPANY for sixty (60%) percent of such costs incurred by COMPANY, and COMPANY would reimburse KNOLL for forty (40%) percent of costs incurred by KNOLL. Where the benefits of the trials and costs are worldwide, KNOLL would pay 1/3 of such trials and costs incurred by COMPANY and COMPANY would reimburse KNOLL for 2/3 of costs incurred by KNOLL. However, KNOLL would not reimburse COMPANY for any costs where the trials and costs were conducted and incurred exclusively for the benefit of the United States, Puerto Rico or Japan. The overall development of Licensed Product Improvements will be conducted and controlled by COMPANY. In December 1996, KNOLL reimbursed CPEC $143,136.67 for one third of previous sustained release development costs (which totaled $429,500.00) and KNOLL will pay its share of future costs on a quarterly basis. In case KNOLL has no interest in a Licensed Product Improvement, COMPANY shall have no right to market such improved product in the Territory during the term of this Agreement unless hereinafter provided otherwise


         In case COMPANY has no interest in utilizing a Licensed Product Improvement outside of the Territory, KNOLL shall bear 60% of such development costs and COMPANY shall bear 40% of such development costs and COMPANY shall have no right to market such improved product outside the Territory during the term of this Agreement.


         COMPANY and KNOLL agree that a sustained release formulation is a Licensed Product Improvement which should be pursued. COMPANY has contracted with Jago Pharma AG, a Swiss corporation ("Jago") for the development of a sustained release formulation utilizing Jago's proprietary Geomatrix technology. COMPANY will grant KNOLL the opportunity to present a proposal regarding the feasibility of utilizing KNOLL's melt extrusion technology for the development of a sustained release formulation of bucindolol ("Melt/Bucindolol"). As soon as practicable after the COMPANY receives sustained release feasibility information from Jago, the COMPANY and KNOLL shall determine whether to pursue Jago's or KNOLL's sustained release formulation technology. If KNOLL's technology is selected, the parties shall agree upon a binding development plan for the KNOLL technology which shall include an agreement as to reimbursement of certain development costs incurred by KNOLL which are directly related to Melt/Bucindolol. If Melt/Bucindolol is selected, KNOLL shall grant COMPANY a license relating to such KNOLL technology in order to permit COMPANY to use, sell, sublicense and otherwise market bucindolol using the KNOLL technology outside the Territory, provided, however, KNOLL shall retain the right to manufacture Melt/Bucindolol for COMPANY and its licensees under a separate supply contract, which shall be on such price and terms as are reasonable and customary for similar supply
contracts. All costs and penalties related to [         ] of the [    ] contract
and all costs not previously reimbursed by KNOLL to COMPANY shall be allocated and paid by KNOLL and by COMPANY in accordance with the provisions of this
Section 4.6.


         If KNOLL decides not to participate in further development of the Jago technology (beyond the preceding paragraph), and COMPANY decides not to participate in the development of Melt/Bucindolol, KNOLL shall have the right to pursue development of Melt/Bucindolol at its own expense. KNOLL shall accumulate the costs directly associated with the development of Melt/Bucindolol and such development costs shall become a deductible item in calculating the royalties due to COMPANY for sales resulting from Melt/Bucindolol. Such deductions shall
be limited to [    ] ([  ]%) percent of the cumulative development costs of
Melt/Bucindolol and shall not exceed [   ] ([  ]) percent of the royalty due to
COMPANY for Melt/Bucindolol sales, prior to such deduction for any royalty period. For example, if the total development cost of Melt/Bucindolol is $[ ]
million, KNOLL will be entitled to recover $[   ] million ([ ]% of $[ ] million)
of this cost from future royalties due on sales of Melt/Bucindolol. The maximum which shall be recoverable by KNOLL in any

[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

period (e.g. a quarter) will be limited to [   ] ([  ]%) percent of the royalty
which would have been payable to COMPANY prior to this deduction. For example, if COMPANY's royalty for the first period of Melt/Bucindolol sales is $[ ]
million prior to this deduction, KNOLL will recover $[   ] million of
Melt/Bucindolol development costs ([  ]% of $[  ] million) and $[   ] million
($[  ] million less $[  ] million) will be paid to COMPANY, leaving $[   ]
million of the $[    ] million due to KNOLL. If COMPANY's royalty for the second period of Melt/Bucindolol sales is $[  ] million prior to this deduction, KNOLL
will recover $[   ] million ($[  ] million less the $[   ] million already paid)
and COMPANY's royalty will be $[   ] million ($[  ] million less $[  ] million).
No deduction for Melt/Bucindolol costs will be made from any royalty from any sales that are not derived from Melt/Bucindolol technology.


         If KNOLL decides not to participate in further development of the Jago technology, and COMPANY develops a sustained release formulation with Jago, COMPANY shall be entitled to sell directly or through a third party its sustained release formulation in KNOLL's Territory at such time as the first generic sustained release formulation is approved in an EC member state subject to compliance with Section 2.9. At such time after KNOLL has met its obligations under this Section 4.6, and after KNOLL notifies COMPANY in writing that it does not intend to sell directly or through a third party or to develop a sustained release formulation, KNOLL's right to sustained release formulations shall terminate and KNOLL's obligation to reimburse COMPANY for additional sustained release development costs shall terminate.


         COMPANY and KNOLL shall mutually agree to any other line extensions to be included under the License Agreement, if any.

[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                                    ARTICLE V
                         CONFIDENTIALITY AND PUBLICATION

         5.1 Nondisclosure Obligation. All Proprietary Information shall be maintained in confidence and shall not be disclosed to any other person, or any corporation or other business entity, or any government or any agency or political subdivision thereof without the prior written consent of the other party, except to the extent that such Proprietary Information:


         (a) is known by recipient at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;


         (b)      is properly in the public domain;


         (c) is subsequently disclosed to a receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;


         (d) is developed by the receiving party independently of Proprietary Information received from the other party;


         (e) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;


         (f) is necessary to be disclosed to sublicensees, agents, consultants, Affiliates and/or other third parties for the research and development, manufacturing and/or marketing of the Compound or the Licensed Product (or for such parties to determine their interest in performing such activities including but not limited to any activities of the COMPANY outside the Territory) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement; provided, however, the term of confidentiality for such third parties shall be no less than five (5) years; or


         (g) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing provisions of Section 5.1, it is understood that (i) either party hereto, including any Affiliate, may make reasonable disclosure of this Agreement, at its own discretion, and the financial and other terms hereof in any filings required by the Securities and Exchange Commission (the "SEC"), in connection with and subsequent to any offering of either party's securities to the public, on Form S-1 (or other applicable initial registration form), Form 10-K, Form 10-Q, Form 8-K or other applicable SEC form, and in the footnotes to any financial statements; (ii) either party may file this Agreement as an exhibit to any Form S-1, Form 10-K, Form 10-Q, Form 8-K or other applicable SEC form; (iii) either party may describe this Agreement including the expense sharing and royalty provisions in the "Management's Discussions and Analysis of Financial Conditions and Results of Operations" section of any filings with the SEC; and (iv) either party may distribute any such filing made to the SEC (other than matters for which Confidential Treatment have been requested) in the ordinary course of its business (e.g. to financial analysts and to stockholders). Any press release regarding the other party proposed by KNOLL or the COMPANY shall be submitted to the other party as designated from time to time by each party for review and comment prior to release thereof, except as permitted in this Section 5.1(g).

         5.2 Use of Proprietary Information. Each of COMPANY and KNOLL agrees that the Proprietary Information shall only be used in connection with its obligations under this Agreement, or by COMPANY in connection with its business, licensing, manufacturing and sale of the Compound under the provisions of
Section 4.1(c), and further agrees to keep all COMPANY Know-How and/or KNOLL Know-How confidential subject to exceptions (b), (e), (f) or (g) in Section 5.1 above.


         5.3. Publication. During the term of this Agreement, KNOLL and COMPANY each acknowledge the other party's interest in publishing its results related to the Licensed Product to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, either party, its employees or consultants wishing to make a publication shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The non-publishing party shall have the right (a) to propose modifications to the publication for scientific reason, patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the non-publishing party requests a delay, the publishing party shall delay submission or presentation for a period of thirty (30) days to enable patent applications protecting each party's rights in such information to be filed in accordance with Article VII below. Upon expiration of such thirty (30) days, the publishing party shall be free to proceed with the publication or presentation. If the non-publishing party requests modifications to the publication, the publishing party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation. Notwithstanding anything to the contrary contained in this Section 5.3, Knoll shall not be responsible for compliance with this section to the extent that any person desiring to make a publication is not under the control of Knoll.

                                   ARTICLE VI
                              ROYALTIES AND REPORTS

         6.1 Royalties. KNOLL shall pay to CPEC a royalty for the use of the license and trademarks of bucindolol in the Territory. The royalty for all periods subsequent to the end of the Launch Year shall be equal to forty (40%) percent of the net result of (1) Net Sales and other collaborative revenue (e.g., a payment by a sublicensee or royalties received from agents or from third parties ("Other Collaborative Revenue")) less (2) cost of goods sold, sales and marketing expenses (including costs for samples not previously deducted as an expense, mutually agreed upon sales force allocation, and other bucindolol related promotional and educational expenditures), post-launch clinical trials, third party royalties (including any royalty payable to BMS or Jago Pharma AG) and distribution costs (including freight, insurance and packaging material for shipment of bucindolol). If the royalty calculation, as set forth in the preceding sentence, results in a negative amount for any period, then CPEC shall pay to KNOLL such amount within 30 days after the end of the Calendar Quarter, and KNOLL shall not owe CPEC a royalty payment for such period.


         The royalty payable by KNOLL to CPEC during the Launch Year shall be equal to forty (40%) percent of the net result of (1) Net Sales and Other Collaborative Revenue less (2) cost of goods sold, third party royalties and distribution costs.

         Net Sales shall mean the total amount invoiced by KNOLL or its affiliates or sublicensees, for sales of Licensed Product less commission, discounts, returns and return allowances, sales, use or value-added taxes, duties and other credits or allowances shown on the invoices; provided, however, Net Sales shall with respect to unaffiliated third parties include the sales amount to such unaffiliated third parties or agents (and not the value of resales by such third parties or agents) and royalties payable to third parties in connection with sales by unaffiliated third parties or agents shall be a deductible expense. Expenses shall be based on actual costs incurred and shall not include general administrative, corporate or affiliate overhead or reserves. Each party shall be responsible for its own taxes on income. The royalty payable to CPEC for the Net Sales of each Calendar Quarter will be converted to U.S. dollars using the exchange rate published in the Wall Street Journal for the last day of such Calendar Quarter and shall be paid in U.S. dollars within thirty (30) days after the end of the Calendar Quarter. Taxes and other duties which are mandatorily payable by CPEC in the Federal Republic of Germany and which must be remitted by KNOLL for CPEC's account and for which KNOLL is legally liable shall be withheld and remitted by KNOLL on behalf of CPEC. In such cases, KNOLL shall send CPEC the receipts for such payments. All payments to CPEC shall be net of withholding taxes, if applicable. As long as legally permitted, value added tax shall not be invoiced as a separate item.


         Schedule 6.1 illustrates the calculation of royalties payable to CPEC under this Agreement.


         6.2 Reports. During the term of this Agreement, KNOLL will maintain accounting systems which will report Net Sales and Project expenses and which are capable of accurately calculating the royalties due to CPEC pursuant to this Agreement on a country-by-country basis. KNOLL represents that its Executive Information System ("EIS") currently collects all information necessary to accurately calculate the royalty. KNOLL shall keep the Chief Financial Officers of INTERCARDIA and CPEC informed of any significant changes to the EIS or other accounting system used to track the royalty information.


         Within fifteen (15) working days after the end of each month, KNOLL shall report to the COMPANY monthly Net Sales amounts and units on a country-by-country basis.


         Within thirty (30) calendar days after the end of each Calendar Quarter, KNOLL shall send the COMPANY a report detailing the results of such Calendar Quarter. This report shall detail the calculation of the royalty payment, with an analysis of Net Sales and deductible expenses on a country-by-country basis. This quarterly report shall be certified as true and correct by KNOLL's Chief Financial Officer.


         Within sixty (60) working days after the end of each Calendar Year, KNOLL shall issue a full report to the COMPANY detailing the calculation of the royalty payments for the past year, including an analysis for the calculation on a country-by-country basis. Any changes from the previously submitted quarterly reports shall be explained in detail. This annual report shall be certified as true and correct by KNOLL's Chief Financial Officer.


         Upon reasonable advance notice, the COMPANY shall be entitled to audit KNOLL's accounting systems, Project expenses and components of KNOLL's royalty calculation on an aggregated Territory or on a country-by-country basis. KNOLL will cooperate and assist in such audits as appropriate. If the results of such audit indicate that KNOLL has underpaid its royalty obligation by five (5%) percent or more for any twelve (12) month period examined, KNOLL shall bear the expenses of such audit. Upon completion of the audit, if the audit reveals an underpayment or overpayment of royalties, such underpayment or overpayment shall be paid to the party owed such amount within thirty (30) days of such audit. Any such underpayments or overpayments shall accrue interest as of the date due, calculated at the prime interest rate quoted in the Wall Street Journal for such period plus three (3%) percent.


         6.3 Payments. All payments to be made (i) by KNOLL to COMPANY or CPEC or (ii) by COMPANY or CPEC to KNOLL under this Agreement shall be made in United States Dollars and shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by COMPANY or KNOLL from time to time.


         6.4 Late Payments. Each party shall pay interest to the other party on the aggregate amount of undisputed payments due that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the Prime Rate as reported from time to time in the Wall Street Journal plus three (3%) percent.

                                   ARTICLE VII
                     REPRESENTATIONS AND WARRANTIES; PATENTS

         7.1 Representation and Warranty of the COMPANY. COMPANY represents and warrants to KNOLL that as of the date of this Agreement it has the full right, power and authority to enter into this Agreement, to perform this Agreement; that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement; it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of it.


         7.2 Representation and Warranty of KNOLL. KNOLL represents and warrants that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement; it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of it.


         7.3 Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATIONS

AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS OR PATENT CLAIMS, ISSUED OR PENDING OR AS TO THE COMMERCIAL VIABILITY OF THE COMPOUND OR THE LICENSED PRODUCTS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT THE COMPANY SHALL HAVE NO LIABILITY FOR SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF GOODWILL, OR OTHER ECONOMIC LOSS (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR WITH RESPECT TO THE PATENT RIGHTS OR COMPANY KNOW-HOW OR AS TO THE COMMERCIAL VIABILITY OF THE COMPOUND OR THE LICENSED PRODUCTS.


         7.4 Filing, Prosecution and Maintenance of Patents. COMPANY agrees to file, prosecute and maintain in the Territory, or cause such actions to be taken, upon appropriate consultation with KNOLL, the Patent Rights and COMPANY Know-How licensed in whole or in part by COMPANY and sublicensed to KNOLL under this Agreement. The COMPANY shall have the first right to file the patent application for all Joint Information and Inventions. COMPANY may elect not to file and if so KNOLL shall have the right to file the patent application for Joint Information and Investigations. In each case, the filing party shall give the non-filing party an opportunity to review the text of the application before filing, shall consult with the non-filing party with respect thereto, and shall supply the non-filing party with a copy of the application as filed, together with notice of its filing date and serial number.

COMPANY shall keep KNOLL advised of the status of the actual and prospective patent filings and upon the request of KNOLL, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings.


         7.5 Option of KNOLL to Prosecute and Maintain Patents. COMPANY shall give notice to KNOLL of any desire to cease prosecution and/or maintenance of Patent Rights and, in such case, shall permit KNOLL, at its sole discretion, to continue prosecution or maintenance at its own expense. If KNOLL elects to continue prosecution or maintenance, COMPANY shall execute such documents and perform such acts at COMPANY's expense as may be reasonably necessary for KNOLL to perform such prosecution or maintenance.


         7.6 Enforcement. COMPANY shall enforce and/or protect, where it reasonably determines that it is commercially advisable to do so after consultation with KNOLL, the Patent Rights and COMPANY Know-How licensed to KNOLL under this Agreement against any third party who infringes the COMPANY Patent Rights or wrongfully uses the COMPANY Know-How. The COMPANY shall have the first right to initiate litigation in the event of a third party claim of patent infringement pertaining to a Licensed Product.


         7.7 Infringement Action. In the event COMPANY institutes an action at its expense against third party infringers with respect to Licensed Product or takes appropriate action to defend the Patent Rights or COMPANY Know-How, KNOLL hereby agrees to reasonably cooperate with COMPANY and to fund, at its option, up to sixty (60%) percent of the expenses incurred in connection with any such action. Any recovery obtained by COMPANY as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by the COMPANY and KNOLL in proportion to the respective percentage of costs borne by each party in any such suit or action.


         7.8 Option to Prosecute Infringement. If within sixty (60) days of becoming aware of the infringement of the Patent Rights for which KNOLL retains a license under this Agreement or unauthorized use of the COMPANY Know-How, COMPANY decides not to institute an infringement suit or take other reasonable action to protect the Patent Rights and COMPANY Know-How, KNOLL shall have the right to institute such suit or take other appropriate action at its own expense in the name of COMPANY or KNOLL or both. COMPANY shall cooperate fully with KNOLL and shall fund, at its option, up to forty (40%) percent of the expenses incurred in connection with any such actions, in its efforts to protect the Patent Rights, COMPANY Know-How and License Product. Any recovery obtained by KNOLL as a result of such proceeding, by settlement or otherwise, shall be retained by KNOLL and the COMPANY in proportion to the respective percentage of costs borne by each party in any such suit or action.


         7.9 Abandonment. COMPANY shall promptly give notice to KNOLL of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights licensed to KNOLL for which COMPANY is responsible for the filing, prosecution and maintenance.


         7.10 Patent Term Restoration. The parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in the Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, the COMPANY shall have the right to make the election and KNOLL agrees to abide by such election.


         7.11 Notices. All notices, inquiries and communications in connection with this Article VII shall be sent in accordance with Section 10.4.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 Term and Expiration. The term of this Agreement will be from December 19, 1996 until fifteen (15) years after the First Commercial Sale with respect to each country in the Territory, subject to two additional five (5) year renewals at KNOLL's option. If KNOLL elects to renew this Agreement, Knoll shall provide written notice to the COMPANY twelve (12) months prior to the expirations of the initial term and the first renewal term. At the termination of the second five year renewal period with respect to each country in the Territory, KNOLL shall retain the rights to Regulatory Approvals and KNOLL Know How. The COMPANY shall retain ownership of all trademarks. At the termination of the second five (5) year renewal term, the COMPANY shall license to KNOLL the
COMPANY trademarks which are the subject of this Agreement for a [   ] (  %)
percent royalty on Net Sales.


         If KNOLL declines to license the COMPANY trademarks which are the subject of this Agreement, KNOLL shall transfer to the COMPANY ownership of all the exclusive rights to its Regulatory Approvals, trade secrets and KNOLL Know-How relating to bucindolol, and the COMPANY shall pay to KNOLL a [ ]% royalty on Net Sales. During the term of this

[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.


Agreement, which shall include the renewal option periods, whether or not exercised, KNOLL shall not sell bucindolol except under the terms of this Agreement.


         8.2      Termination.


         8.2.1 Termination for Cause. This Agreement may be terminated by notice delivered to either party at any time during the term of this Agreement:


         (a) by either party, if the other party is in breach of its material obligations hereunder, including but not limited to the maintenance by KNOLL of the Licensed Product Regulatory Approvals, other than a breach for failure to pay royalties or advance funds covered in Section 8.2.1(b) below, by causes and reasons within its control and has not cured such breach within ninety (90) days after written notice requesting cure of the breach; provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, this Agreement may not be terminated so long as the breaching party commences and diligently prosecutes all commercially reasonable actions to cure such breach as promptly as practicable; or


         (b) by COMPANY if KNOLL fails to pay COMPANY any amounts due and payable to COMPANY, including the failure to advance any amounts due pursuant to any KNOLL funding obligation under this Agreement, COMPANY shall give KNOLL written notice of such overdue payment. If such overdue payments are not made by KNOLL within thirty (30) days after receipt of such notice, COMPANY shall have the right (i) to terminate this Agreement immediately and institute an action to collect such overdue amounts and to pursue any other rights or remedies COMPANY may have at law or in equity; or (ii) institute an action to collect such amounts or to specifically enforce the funding obligation of KNOLL without in either case terminating this Agreement; provided, however, that if KNOLL in good faith disputes any portion of the overdue payment, KNOLL shall pay the non-disputed amounts to the COMPANY and shall submit the disputed amounts in question to the dispute resolution officers for settlement of the payment obligation related to any such amounts; or


         (c) by either party, if the other party files or institutes bankruptcy, reorganization, liquidation or receivership proceedings, or if the other party assigns a substantial portion of its assets for the benefit of creditors; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.


         8.2.2 Effect of Termination for Cause on License. In the event KNOLL terminates this Agreement under Section 8.2.1(c), all rights and licenses granted under or pursuant to this Agreement by COMPANY to KNOLL are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. The parties agree that KNOLL, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against COMPANY under the Bankruptcy Code, KNOLL shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefore by KNOLL. Such intellectual property and all embodiments thereof shall be promptly delivered to KNOLL (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by KNOLL, unless COMPANY elects to continue to perform all of its obligations under this Agreement or
(ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of COMPANY upon written request therefore by KNOLL.


         8.3 Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Article V shall survive the expiration or termination of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Products sold prior to such termination.


         8.4 Certain Covenants at Expiration or Early Termination. Upon the expiration of this Agreement, or upon early termination of this Agreement where such termination is without fault on the part of the COMPANY, KNOLL shall (i) promptly return to COMPANY all written confidential information and all copies thereof except such records as may be required by federal or state regulatory agency, (ii) assign to the COMPANY any Regulatory Approvals and transfer to the COMPANY all materials necessary or helpful to the maintenance of such Regulatory Approvals, and (iii) notify the applicable regulatory authorities of any such assignment.


         8.5 Early Termination. KNOLL shall have the right to terminate this Agreement at any time prior to the termination of the Beta-blocker Evaluation of Survival Trial (the "BEST

Study") and within sixty (60) days after the BEST Study's primary end-point results are reported in writing to KNOLL. KNOLL shall not receive any refund of milestone or development payments previously made to the COMPANY. KNOLL will cooperate in transferring all on-going clinical trials, ownership of any materials and applications filed with any regulatory authorities and other information to the COMPANY, and the COMPANY will assume ownership of all such information and materials relating to bucindolol.

                                   ARTICLE IX
                                    INDEMNITY

         9.1 General. For purposes of this Article IX "Indemnified Parties" refers to KNOLL, its Affiliates and the officers, directors, employees, and agents of KNOLL and its Affiliates when the COMPANY is the indemnitor, and "Indemnified Parties" refers to the COMPANY, its Affiliates and officers, directors, employees, and agents of the COMPANY and its Affiliates when KNOLL is the indemnitor.


         9.1.1 COMPANY Indemnity. The COMPANY, as indemnitor on behalf of itself and its officers, directors, employees, agents and representatives shall indemnify and hold harmless the KNOLL Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon:


         (a) a claim or occurrence arising from any acts, whether of omission or commission, by said officers, directors, employees, agents or representatives in connection with any aspect of this Agreement undertaken by the COMPANY; or

         (b) any breach of any representation, warranty or agreement made by the COMPANY hereunder; or


         (c) the failure by the COMPANY in performing its obligations under this Agreement; or

         (d) a claim or occurrence arising out of or relating to the Licensed Product.


         9.1.2 KNOLL Indemnity. KNOLL, as indemnitor on behalf of itself and its officers, directors, employees, agents and representatives shall indemnify and hold harmless the COMPANY Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon


         (a) a claim or occurrence arising from any acts, whether of omission or commission, by said officers, directors, employees, agents or representatives in connection with any aspect of this Agreement undertaken by KNOLL; or


         (b) any breach of any representation, warranty or agreement made by KNOLL hereunder; or


         (c) the failure by KNOLL in performing its obligations under this Agreement; or


         (d) a claim or occurrence arising out of or relating to the Licensed Product.


         9.1.3 Negligence or Willful Misconduct. Anything to the contrary in this Article IX notwithstanding, neither party shall be obligated to indemnify an Indemnified Party for such



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


Indemnified Party's own acts of negligence or willful misconduct or for any violation of any warranty, representation or agreement made by such Indemnified Party hereunder.


         9.2      Scope of Indemnification.


         9.2.1 Nature of Damages. The agreement to indemnify and hold harmless from liability set forth herein shall include, subject to the limitation of liability contained in Section 7.3, all damages of every kind, reasonable attorney fees, all costs and expenses which may be levied against and out of pocket costs incurred by the Indemnified Parties in connection with any suit, action, legal proceeding, claim or demand.


         9.2.2 Survival. Each party acknowledges and hereby agrees that the obligations set forth in this Article IX shall survive the termination or expiration of this Agreement until the expiration of any applicable statute of limitations.


         9.2.3 Cooperation of the Parties. The Indemnified Parties will cooperate with the indemnitor at the indemnitor's expense in the defense of any suit. Neither party shall be liable for any costs resulting from any settlement made by a party prior to using its reasonable efforts to obtain the consent of the other party to such settlement.


         9.2.4 Certain Exclusions. Neither party shall be liable to the other for any claim arising from or based upon (i) the combination or use of the Compound or the Licensed Products with other items or products in a manner not agreed to by both parties or (ii) any alteration or modification by the other party of the Compound or the Licensed Products.

         9.3 Insurance. KNOLL and the COMPANY each shall maintain, through self-insurance or otherwise, product liability insurance with respect to development, manufacture and sales of Licensed Products in such amount as KNOLL or the COMPANY, respectively, customarily maintains with respect to sales of its other products. If KNOLL or the COMPANY obtain product liability insurance from a third party insurance company, the other party shall if possible, under its insurance policy be named as an additional insured on any such external policy. Each party shall provide the other party coverage against product liability claims arising in connection with the sale of the Licensed Product as if the other party were an additional insured under the self-insurance program assuming no retention of liability for costs, expenses, claims or damages by KNOLL or the COMPANY. Each party shall upon request, provide the other party with a certificate of insurance to the extent that it obtains product liability coverage from any external insurance company.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical.


         10.2 Assignment. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to Licensed Product or the business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement, and such assignor shall remain responsible for compliance with all of its obligations under this Agreement for the term hereof.


         10.3 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.


         10.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  if to COMPANY, to:        Intercardia, Inc.
                                            3200 Chapel Hill/Nelson Highway
                                            Cape Fear Building, Suite 300
                                            P.O. Box 14287
                                            Research Triangle Park,
                                              North Carolina 27709-4287
                                            Telecopier No.:  919-558-8686
                                            ATTN:  President

                  with a non-               Wyrick, Robbins, Yates & Ponton
                  mandatory copy            L.L.P.
                  to:                       Suite 300
                                            4101 Lake Boone Trail
                                            Raleigh, North Carolina 27607
                                            ATTN:  Larry E. Robbins
                                            Telecopier No.:  (919) 781-4865

                  if to KNOLL, to:          KNOLL AG
                                            P. O. Box 210805
                                            67008 Ludwigshafen
                                            KNOLLstraBe
                                            67061 Ludwigshafen
                                            Germany
                                            ATTN: President


or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

         10.5 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to any rules of conflict of laws.


         10.6 Arbitration. Any disputes other than the failure to make a payment required under this Agreement of an undisputed amount arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of the Agreement, may be resolved by binding arbitration upon mutual agreement of the parties. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. The party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of KNOLL and the COMPANY and the third shall be appointed by the two arbitrators; provided, however, if no mutually acceptable arbitrator can be agreed to by the parties, a third shall be appointed by the American Arbitration Association. Any such arbitration initiated by KNOLL shall be held in the United States. Any such arbitration initiated by COMPANY shall be held in the Federal Republic of Germany. The arbitrators shall have the authority to direct the parties as to the manner in which the parties shall resolve the disputed issues, to render a final decision with respect to such disputed issues, or to grant specific performance with respect to any such disputed issue.

Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Nothing in this Section shall be construed to preclude either party from seeking provisional remedies, including but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The prevailing party in any legal or arbitration action shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including but not limited to court costs and reasonable attorney's fees.


         10.7 Entire Agreement. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement replaces and supersedes in its entirety the Initial Agreement. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.


         10.8 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         10.9 Independent Contractors. It is expressly agreed that COMPANY and KNOLL shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither COMPANY nor KNOLL shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.


         10.10 Waiver. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.


         10.11 Expenses. COMPANY and KNOLL shall bear their respective legal, accounting, and other expenses associated with this Agreement.


         10.12 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of December 19, 1996.

INTERCARDIA, INC.                                    KNOLL AG



By: ______________________                  By: __________________________
         Clayton I. Duncan                  Printed Name: ________________
         President         and              Title: _______________________
         Chief Executive Officer

CPEC, INC.



By: ______________________
         Clayton I. Duncan
         President and
         Chief Executive Officer